Exhibit 28(d)(i) - Fee waiver agreement

Midas Management Corporation
11 Hanover Square
New York, NY 10005

April 29, 2010

Board of Directors
Midas Perpetual Portfolio, Inc.
11 Hanover Square
New York, NY  10005

Dear Gentlemen:

Midas Perpetual Portfolio, Inc. (the “Fund”) has entered into an Investment Management Agreement with Midas Management Corporation (the “Investment Manager”) whereby the Investment Manager provides investment management services to the Fund.

We hereby agree to waive the fees payable to us under the Investment Management Agreement for the period from April 29, 2010 to December 31, 2010.  This agreement may only be amended or terminated with the approval of the Fund’s Board of Directors.

This agreement is subject to the terms and conditions of the Investment Management Agreement and shall be governed by, and construed and enforced in accordance with the laws of the State of New York, except insofar as federal laws and regulations are controlling.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

MIDAS MANAGEMENT CORPORATION

By:           /s/Thomas B. Winmill
Thomas B. Winmill, President

The foregoing agreement is
hereby accepted as of April 29, 2010:

MIDAS PERPETUAL PORTFOLIO, INC.

By:           /s/Thomas O'Malley
Thomas O’Malley, Treasurer and Vice President